Exhibit 99.1

Boot Barn Holdings, Inc. Announces Second Quarter Fiscal Year 2019 Financial Results and Increased Annual Guidance

IRVINE, Calif.--(BUSINESS WIRE)--October 25, 2018--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the second fiscal quarter ended September 29, 2018.

Highlights for the quarter ended September 29, 2018, were as follows:

  Net sales increased 17.5% to $168.1 million.
  Same store sales increased 11.3%.
  Net income was $4.5 million, or $0.16 per diluted share, compared to net income of $1.1 million, or $0.04 per diluted share in the prior-year period. Net income per diluted share in the second quarter of fiscal 2019 includes approximately $0.04 per share of tax benefit related to stock option exercises.
  Added 3 stores through new openings and acquisitions.

Jim Conroy, Chief Executive Officer, commented, “We are very pleased with our second quarter results and the underlying strength in the business. Same store sales increased double digits, both in our retail stores and online, which combined with merchandise margin expansion from increased full-price selling and exclusive brand penetration, drove 130 basis points of operating margin improvement over last year. During the quarter, we made significant progress across each of our four strategic growth initiatives. Most notably, in mid-September we successfully launched our new exclusive brand, Idyllwind, Fueled by Miranda Lambert. We are well positioned to continue driving improved results during our upcoming holiday quarter and over the long term.” Mr. Conroy continued, “We are also pleased with sales through the first three weeks of our fiscal third quarter, which continue to be very strong both in our retail stores and online.”

Operating Results for the Second Quarter Ended September 29, 2018

  Net sales increased 17.5% to $168.1 million from $143.1 million in the prior-year period. The increase in net sales was driven by an 11.3% increase in same store sales, the sales contribution from the stores acquired from Wood’s Boots, Lone Star and Drysdales, and sales from new stores added over the past twelve months.
  Gross profit was $50.9 million, or 30.3% of net sales, compared to $41.7 million, or 29.1% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. Gross profit rate increased primarily from a 30 basis point increase in merchandise margin rate and 90 basis points of leverage in buying and occupancy costs. The higher merchandise margin was driven by more full-price selling and increased exclusive brand penetration.
  Selling, general and administrative expense was $42.2 million, or 25.1% of net sales, compared to $36.1 million, or 25.2% of net sales, in the prior-year period. Selling, general and administrative expenses increased primarily as a result of increased sales, expenses for new and acquired stores, higher marketing costs as a result of the Idyllwind launch, and costs associated with the addition of a mid-year physical inventory.
  Income from operations was $8.7 million, or 5.2% of net sales, compared to $5.6 million, or 3.9% of net sales, in the prior-year period.
  Net income was $4.5 million, or $0.16 per diluted share, compared to $1.1 million, or $0.04 per diluted share, in the prior-year period. Net income per diluted share in the second quarter of fiscal 2019 includes approximately $0.04 per share of tax benefit related to stock option exercises.
  Added 3 stores through new openings and acquisitions, bringing the total count at quarter-end to 232 stores in 31 states.

Operating Results for the Six Months Ended September 29, 2018

  Net sales increased 16.9% to $330.1 million from $282.5 million in the prior-year period. The increase in net sales was driven by an 11.4% increase in same store sales, the sales contribution from the stores acquired from Wood’s Boots, Lone Star and Drysdales, and sales from new stores added over the past twelve months.
  Gross profit was $102.4 million, or 31.0% of net sales, compared to $83.1 million, or 29.4% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. Gross profit rate increased primarily from an 80 basis point increase in merchandise margin rate and 80 basis points of leverage in buying and occupancy costs. The higher merchandise margin was driven by more full-price selling and increased exclusive brand penetration.
  Selling, general and administrative expense was $83.8 million, or 25.4% of net sales, compared to $72.5 million, or 25.7% of net sales, in the prior-year period. Selling, general and administrative expenses increased primarily as a result of increased sales, expenses for new and acquired stores, higher marketing costs as a result of the Idyllwind launch, and costs associated with the addition of a mid-year physical inventory. Selling, general and administrative expenses as a percentage of sales decreased as a result of expense leverage on higher sales.
  Income from operations was $18.5 million, or 5.6% of net sales, compared to $10.6 million, or 3.7% of net sales, in the prior-year period.
  Net income was $11.3 million, or $0.39 per diluted share, compared to $1.9 million, or $0.07 per diluted share, in the prior-year period. Net income per diluted share in the six months ended September 29, 2018 includes approximately $0.12 per share of tax benefit related to stock option exercises.
  Added 9 stores through new openings and acquisitions.

Balance Sheet Highlights as of September 29, 2018

  Cash of $9.4 million.
  Average inventory per store was up 2.6% on a same store basis compared to September 30, 2017.
  Total net debt of $199.9 million, including $26.1 million drawn under the revolving credit facility.

Fiscal Year 2019 Outlook

For the fiscal year ending March 30, 2019, the Company now expects:

  To add 23 new stores, including the 9 stores opened and acquired during the first six months of fiscal 2019.
  Same store sales growth of 6.5% to 8.0%.
  Income from operations between $57.5 million and $60.5 million compared to the Company’s prior outlook of $54.0 million and $57.9 million.
  Interest expense of $17.0 million to $18.0 million.
  Net income of $33.6 million to $35.8 million, compared to the Company’s prior outlook of $29.9 million to $32.8 million.
  Net income per diluted share of $1.16 to $1.24 based on 28.9 million weighted average diluted shares outstanding, compared to the Company’s prior outlook of $1.04 to $1.14.

For the fiscal third quarter ending December 29, 2018, the Company expects:

  Same store sales growth of 5.0% to 7.0%.
  Net income per diluted share of $0.56 to $0.60 based on 29.1 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the second quarter of fiscal year 2019 is scheduled for today, October 25, 2018, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (866) 548-4713. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until November 25, 2018, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 2518566. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 232 stores in 31 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	September 29,	March 31,
	2018	2018
Assets
Current assets:
Cash and cash equivalents	$9,406	$9,016
Accounts receivable, net	4,445	4,389
Inventories	230,089	211,472
Prepaid expenses and other current assets	20,090	16,250
Total current assets	264,030	241,127
Property and equipment, net	95,014	89,208
Goodwill	195,858	193,095
Intangible assets, net	63,140	63,383
Other assets	1,143	1,128
Total assets	$619,185	$587,941
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$26,120	$21,006
Accounts payable	102,764	89,958
Accrued expenses and other current liabilities	40,209	40,034
Total current liabilities	169,093	150,998
Deferred taxes	14,637	13,030
Long-term portion of notes payable, net	173,745	183,200
Capital lease obligation	7,023	7,303
Other liabilities	19,725	18,804
Total liabilities	384,223	373,335

Stockholders’ equity:
Common stock, $0.0001 par value; September 29, 2018 - 100,000 shares authorized, 28,377 shares issued; March 31, 2018 - 100,000 shares authorized, 27,331 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	157,568	148,127
Retained earnings	77,965	66,670
Less: Common stock held in treasury, at cost, 47 and 31 shares at September 29, 2018 and March 31, 2018, respectively	(574)	(194)
Total stockholders’ equity	234,962	214,606
Total liabilities and stockholders’ equity	$619,185	$587,941

Boot Barn Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Net sales	$168,109	$143,072	$330,093	$282,451
Cost of goods sold	117,191	101,382	227,728	199,369
Gross profit	50,918	41,690	102,365	83,082
Selling, general and administrative expenses	42,221	36,052	83,839	72,503
Income from operations	8,697	5,638	18,526	10,579
Interest expense, net	4,153	3,789	8,253	7,447
Income before income taxes	4,544	1,849	10,273	3,132
Income tax expense/(benefit)	10	751	(1,022)	1,257
Net income	$4,534	$1,098	$11,295	$1,875

Earnings per share:
Basic shares	$0.16	$0.04	$0.41	$0.07
Diluted shares	$0.16	$0.04	$0.39	$0.07
Weighted average shares outstanding:
Basic shares	28,119	26,608	27,861	26,584
Diluted shares	28,875	26,950	28,721	26,960

Boot Barn Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	September 29,	September 30,
	2018	2017
Cash flows from operating activities
Net income	$11,295	$1,875
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation	8,654	7,584
Stock-based compensation	1,416	1,253
Amortization of intangible assets	350	671
Amortization of debt issuance fees and debt discount	630	593
Loss on disposal of property and equipment	27	61
Hurricane-related asset write-off	—	3,222
Insurance recovery receivable	—	(3,422)
Accretion of above market leases	(13)	(1)
Store impairment charge	305	—
Deferred taxes	1,607	(371)
Changes in operating assets and liabilities, net of acquisition:
Insurance settlement	—	700
Accounts receivable, net	(56)	823
Inventories	(12,582)	(22,124)
Inventories purchased in asset acquisitions	(4,163)	(2,752)
Prepaid expenses and other current assets	(3,925)	(1,083)
Other assets	(30)	(17)
Accounts payable	13,063	12,287
Accrued expenses and other current liabilities	74	(766)
Other liabilities	658	757
Net cash provided by/(used in) operating activities	$17,310	$(710)
Cash flows from investing activities
Purchases of property and equipment	$(15,007)	$(11,279)
Acquisition of business, net of cash acquired	(4,424)	—
Net cash used in investing activities	$(19,431)	$(11,279)
Cash flows from financing activities
Borrowings on line of credit - net	$5,114	$23,846
Repayments on debt and capital lease obligations	(10,248)	(10,212)
Debt issuance fees paid	—	(520)
Tax withholding payments for net share settlement	(380)	(89)
Proceeds from the exercise of stock options	8,025	363
Net cash provided by financing activities	$2,511	$13,388

Net increase in cash and cash equivalents	390	1,399
Cash and cash equivalents, beginning of period	9,016	8,035
Cash and cash equivalents, end of period	$9,406	$9,434

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$301	$393
Cash paid for interest	$7,569	$6,744
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$985	$2,323

Boot Barn Holdings, Inc.
Store Count

	Fiscal Year Ended	Fiscal Year Ended	Quarter Ended	Quarter Ended
	April 1,	March 31,	June 30,	September 29,
	2017	2018	2018	2018
Store Count (BOP)	208	219	226	230
Opened/Acquired	12	9	6	3
Closed Boot Barn Stores	(1)	(2)	(2)	(1)
Store Count (EOP)	219	226	230	232

Debt Covenant EBITDA Reconciliation
(Unaudited)

	Thirteen Weeks Ended
	September 29, 2018	June 30, 2018	March 31, 2018	December 30, 2017	September 30, 2017
Boot Barn's Net income	$4,534	$6,761	$6,855	$20,149	$1,098
Income tax expense/(benefit)	10	(1,032)	619	425	751
Interest expense, net	4,153	4,100	3,808	3,821	3,789
Depreciation and intangible asset amortization	4,573	4,431	4,610	4,263	4,142
Boot Barn's EBITDA	$13,270	$14,260	$15,892	$28,658	$9,780

Non-cash stock-based compensation (a)	$804	$612	$398	$597	$678
Non-cash accrual for future award redemptions (b)	92	22	(120)	47	(162)
Loss on disposal of assets (c)	27	-	179	12	47
Store impairment charge (d)	92	213	83	-	-
Secondary offering costs (e)	-	176	294	-	-
Boot Barn's Adjusted EBITDA	$14,285	$15,283	$16,726	$29,314	$10,343

Additional adjustments (f)	553	935	546	862	418
Consolidated EBITDA per Loan Agreements	$14,838	$16,218	$17,272	$30,176	$10,761
_______________________
(a) Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.
(b) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c) Represents loss on disposal of assets from store closures.
(d) Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.
(e) Represents professional fees and expenses incurred in connection with the January 2018 and May 2018 secondary offerings.
(f) Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

CONTACT:
Investor:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com
or
Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com